                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             CILCORP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                              May 21, 1999

     To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of CILCORP Inc. which will be held at 300 Liberty Street, Peoria, Illinois, on June 24, 1999 at 10:00 AM, Central Time. The date of this year's meeting was changed to accommodate the Special Meeting of Shareholders held on May 20, 1999. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your shares be represented at the meeting. Please complete, sign and date the enclosed Proxy and return it in the envelope provided as soon as possible.

     Your continued interest and cooperation are greatly appreciated.

                                              Sincerely,

                                                   [SIGNATURE]

                                              Robert O. Viets
                                              President and Chief
                                                Executive Officer

                                  CILCORP INC.
                       300 HAMILTON BOULEVARD, SUITE 300
                             PEORIA, ILLINOIS 61602
                            NOTICE OF ANNUAL MEETING

                                                                    May 21, 1999

Dear Shareholders:

The Annual Meeting of Shareholders of CILCORP Inc. will be held on Thursday, June 24, 1999 at 10:00 AM, Central Time, at 300 Liberty Street, Peoria, Illinois 61602 for the following purposes:

    1.  To elect three members of the Board of Directors; and

    2.  To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on May 10, 1999 are entitled to vote at the meeting.

By Order of the Board of Directors,

        [SIGNATURE]

John G. Sahn
Vice President, Secretary and Treasurer

                                    IMPORTANT
It is important that your shares be represented at the meeting. Please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted.

                                PROXY STATEMENT

GENERAL

      This statement is furnished in connection with a solicitation of proxies by the Board of Directors of CILCORP Inc. (the "Company" or "CILCORP"), for use at the Annual Meeting of Shareholders to be held on Thursday, June 24, 1999 at 10:00 AM, Central Time, at 300 Liberty Street, Peoria, Illinois, and any adjournment thereof. The executive offices of the Company are located at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602. The shares represented by your proxy will be voted as directed therein if the proxy is duly executed and returned prior to the meeting. If no choice has been specified, the persons named in the proxy intend to vote for the election of the nominees listed herein. You may revoke your proxy by a duly executed later proxy, or at any time before it is exercised by written notice to the Secretary of the Company, received prior to the time of the meeting, or orally at the meeting.

      Shareholders of record participating in the Company's Investors Choice Automatic Reinvestment and Stock Purchase Plan will receive one proxy for shares held of record as well as shares held for that person's account under such Plan. Shares in the account of an employee participating in the savings plans of the Company's subsidiaries, Central Illinois Light Company ("CILCO") or QST Environmental Inc. ("QST"), will be voted in accordance with the employee's instructions; or, if no instructions are given, pursuant to the trust agreements pertaining to the plans.

      The expense of the solicitation of proxies is being borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies either personally, or by telephone, e-mail or fax. The Company will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to their principals, the beneficial owners of the stock. The Company has arranged for D. F. King & Co., Inc., for a fee of approximately $8,500, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, e-mail, fax or in person.

      The annual report of the Company for the year ended December 31, 1998 is being sent, along with the Notice of Annual Meeting, this Proxy Statement and the accompanying Proxy, to all shareholders of record at the close of business on May 10, 1999, which is the record date for the determination of shareholders entitled to vote at the meeting. These items are to be first mailed to shareholders on or about May 21, 1999.

VOTING SECURITIES AND PRINCIPAL HOLDERS

      On May 10, 1999, the record date for the meeting, the outstanding voting stock of the Company consisted of 13,610,680 shares of common stock, no par value (the "common stock"). Each share of common stock entitles the holder thereof to one vote upon each matter coming before the meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

      As of January 1, 1999, the following information, regarding beneficial ownership of the Company's equity securities, is furnished with respect to each person or group of persons acting together who, as of such date, is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities and no independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

                                                       AMOUNT AND
                                                       NATURE OF
 CLASS OF                                              BENEFICIAL   PERCENT OF
   STOCK      NAME AND ADDRESS OF BENEFICIAL OWNER     OWNERSHIP       CLASS
-----------  ---------------------------------------  ------------  -----------
Common       FMR Corp.                                   903,100(1)      6.635%
             82 Devonshire Street
             Boston, MA 02109

-------

(1) According to schedule 13G dated February 1, 1999, filed by FMR Corp., FMR Corp. has sole voting power regarding 233,900 shares and sole dispositive power with respect to 903,100 shares.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth as of December 31, 1998 the beneficial ownership of the Company's common stock (including ownership of stock in the CILCO Employees' Savings Plan and the QST Environmental Inc. Profit Sharing and Savings Plan as of December 31, 1998) by all directors (including nominees for director), the executive officers included in the Summary Compensation Table herein, and all directors and officers as a group. The following table also sets forth as of January 1, 1999 the common stock units held by directors participating in the Company's and CILCO's Deferred Compensation Stock Plans.

                                                                          COMMON STOCK
                                                                    ------------------------
NAME OF BENEFICIAL OWNER                                             SHARES(1)    UNITS(2)
------------------------------------------------------------------  -----------  -----------
Marcus Alexis                                                            1,100        4,024
John R. Brazil                                                             400          763
Willard Bunn III                                                         1,200        2,514
Jerry D. Caulder                                                           100           --
Homer J. Holland                                                         1,000        1,031
H. Safford Peacock                                                       1,000        8,468
Katherine E. Smith                                                       1,105        5,044
Robert O. Viets                                                         11,322        7,970
Murray M. Yeomans                                                        1,250        8,443
J. Mark Elliott                                                          1,139           --
William M. Shay                                                          7,609           --
Robert J. Sprowls                                                        2,133           --
James F. Vergon                                                          6,639           --
All directors and officers as a group                                   38,659       38,256

-------

(1) In each case, the named individual or his spouse has sole voting and investment power. The directors and officers individually and as a group own less than one percent of the Company's common stock.

(2) Compensation deferred under the Deferred Compensation Stock Plans is converted into units of common stock based upon the market price of such stock on the trading date next following the date payment would have been made to the director. Additional amounts are credited to the director's account equal to common stock dividends paid, and are treated as automatically reinvested in the Company's common stock.

1.  ELECTION OF DIRECTORS

      The number of incumbent directors was reduced from ten to nine upon the death of Richard N. Ullman in December of 1998. Mr. Ullman had been a director since 1988. The Board of Directors is divided into three classes, with members of each class serving a three-year term. At the 1999 Annual Meeting, the shareholders will elect three persons as directors with terms continuing until the Annual Meeting of Shareholders in 2002 or until their respective successors are elected and qualified. H. Safford Peacock, a director since 1985, will retire from the Board at this Annual Meeting of Shareholders in accordance with the provisions of the bylaws which require retirement at the first annual meeting following attainment of the age of 70. The Board does not currently plan to fill the vacancies created by Mr. Peacock's retirement and by the death of Mr. Ullman. The remaining five directors will continue to serve as set forth below, with two directors having terms expiring April 2000 and three directors having terms expiring April 2001. To be elected a director, a nominee must receive the affirmative vote of a majority of the Company's outstanding shares represented at the meeting and entitled to vote. In a case where there are more nominees than vacancies, the nominees receiving the highest number of votes will be elected. All of the nominees are now directors of the Company and all have agreed to serve if elected. The nominees and directors are listed below, together with biographical information.

      The Board of Directors has no reason to believe that the nominees will not be available, but in the event that a vacancy among the original nominees is occasioned by death or any other reason prior to the meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERMS EXPIRING APRIL 2002

JOHN R. BRAZIL
PRESIDENT OF BRADLEY UNIVERSITY, PEORIA, ILLINOIS            [PHOTO]
Director of CILCORP since 1993
Member of Audit and Director Affairs Committees
      Dr. Brazil was born at Los Angeles, California in
1946. He received a bachelor's degree in history from
Stanford University in 1968 and a master's degree and Ph.D.
in American studies from Yale University in 1972 and 1975,
respectively. In 1980, he was a Fulbright senior scholar in
English and American studies at the University of Sydney,
Australia. Prior to joining Bradley University as president
in January 1992, he served as chancellor and professor of
English at the University of Massachusetts Dartmouth
(formerly known as Southeastern Massachusetts University)
from 1984 through 1991. Dr. Brazil was previously
associated with San Jose' State University in California
for eleven years, last serving as professor of humanities
and American studies and vice president for academic
affairs. He is a director of Caterpillar Inc., Methodist
Health Services Corporation, National Association of
Independent Colleges and Universities and past chair of the
Walter Byers Post- Graduate Scholarship Committee of the
National Collegiate Athletic Association.

JERRY D. CAULDER
CHAIRMAN AND CHIEF EXECUTIVE OFFICER,                        [PHOTO]
XYRIS CORPORATION
SAN DIEGO, CALIFORNIA
Director of CILCORP since 1996
Member of Audit and Compensation Committees
      Dr. Caulder was born in Gideon, Missouri in 1942. He received a Bachelor of Science degree in botany and zoology from Southeast Missouri State University in 1964 and a
Master's degree and a Doctorate in agronomy and plant physiology in 1969 from the University of Missouri as well as an Honorary Doctorate of Science in 1997. In 1984, Dr.
Caulder joined Mycogen Corporation (agricultural biotechnology products and services) as president and chief executive officer and was elected chairman of the board in 1989. Prior to joining Mycogen, he managed various aspects of both the international and domestic business of Monsanto
Company for over 15 years. After Mycogen was sold, he served as chairman emeritus of the company from 1997 to 1998. In June 1998, Dr. Caulder was elected chairman and chief executive officer of Xyris Corporation (a new company which also is engaged in agricultural biotechnology products and services). He also is executive chairman of Myelos Corporation ( a company which develops therapeutics for neuropathic pain and diseases of both the peripheral and central nervous systems). He has served as a consultant and speaker to various organizations, including the Brookings Institute (Washington, D.C.), The Keystone Group
(Keystone, Colorado) and the World Economic Forum (Geneva,
Switzerland).

MURRAY M. YEOMANS
RETIRED CHAIRMAN OF YEOMANS DISTRIBUTING COMPANY,            [PHOTO]
PEORIA, ILLINOIS
Director of CILCORP since 1987
Member of Executive, Director Affairs and Strategic
Development Committees
      Mr. Yeomans was born at Philadelphia, Pennsylvania in
1935. He is a 1958 graduate of Miami University (Ohio) with
a degree in business administration. He joined Yeomans
Distributing Company (wholesale appliances and central
heating and cooling equipment) in 1960 and was named
president in 1972 and chairman and chief executive officer
in 1991. In June of 1996 Mr. Yeomans, who was the sole
shareholder of Yeomans Distributing Company, sold the
company to the employees through an Employee Stock
Ownership Plan (ESOP) and retired from the company. He is
chairman of the Peoria Area Community Foundation Depository
and a director of Peoria Area Community Foundation. In
addition, he is a member of the Saint Francis Medical
Center Advisory Board, and a president of the Illinois
Neurological Institute and a member of its Board of
Directors. Mr. Yeomans is active in civic and charitable
activities.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING APRIL 2000

MARCUS ALEXIS
BOARD OF TRUSTEES PROFESSOR OF ECONOMICS AND                 [PHOTO]
PROFESSOR OF MANAGEMENT AND STRATEGY
NORTHWESTERN UNIVERSITY, EVANSTON, ILLINOIS
Director of CILCORP since 1988
Member of Compensation and Finance Committees
      Dr. Alexis was born at New York, New York in 1932. He
graduated from Brooklyn College in 1953 with a degree in
economics. Dr. Alexis received a Master of Arts degree in
economics from Michigan State University in 1954, and a
Ph.D degree in economics from the University of Minnesota
in 1959. He initially joined Northwestern University in
1970 and served as chairman of the Department of Economics
from 1976-1979 and 1982-1985. During the period 1979 to
1981, he was a member, vice chairman and acting chairman of
the Interstate Commerce Commission. He joined the
University of Illinois at Chicago in 1985 as dean of the
College of Business Administration and professor of
economics. He returned to Northwestern University in 1990.
He is former chairman of the Federal Reserve Bank of
Chicago and serves on the board of the Teachers Insurance
and Annuity Association, and the Lincoln Park Zoological
Society.

ROBERT O. VIETS
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CILCORP             [PHOTO]
Director of CILCORP since 1988
Member of Executive and Strategic Development Committees
      Mr. Viets was born at Girard, Kansas in 1943. He
graduated from Washburn University in 1965 with a degree in
economics and received his law degree from Washington
University School of Law in 1969. He is a certified public
accountant and has had experience with a national
accounting firm. Mr. Viets joined CILCO in 1973 as manager
of special studies and was appointed manager of rates and
regulatory affairs in 1976. He was elected assistant vice
president, regulatory and legislative affairs, in 1980;
vice president, financial services in 1981; vice president
(finance group) in 1983; senior vice president of the
Company and CILCO in 1986 and to his present position with
the Company in 1988. He is also chairman, president and
chief executive officer of CILCO, director of QST
Enterprises Inc. and chairman of CILCORP Investment
Management Inc. Mr. Viets is a director of Philadelphia
Suburban Corp.; RLI Corp.; Lincoln Office Supply Co.,
Incorporated; the Peoria Medical Research Corporation and
Methodist Health Services Corporation. He serves as a
member of the board of trustees of Bradley University.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING APRIL 2001

WILLARD BUNN III
SENIOR VICE PRESIDENT AND MANAGING DIRECTOR IN               [PHOTO]
THE FINANCIAL SERVICES UNIT
ABN AMRO INCORPORATED, CHICAGO, ILLINOIS
Director of CILCORP since 1994
Member of Audit, Finance and Strategic Development
Committees
      Mr. Bunn was born at Springfield, Illinois in 1943.
He graduated from Princeton University in 1966 with a
degree in history and received his master's degree in
business administration from The Darden School at the
University of Virginia in 1968. He was associated with
Chemical Bank from 1968 to 1978 serving in various
capacities, including vice president and group head of
domestic depository institutions. He joined Marine Bank of
Springfield in 1978 as an executive vice president and was
subsequently elected president in 1980 and chairman and
chief executive officer in 1989. In 1992, Mr. Bunn became
chairman and chief executive officer of Banc One Illinois
Corporation (which merged with Marine Bank). He retired
from these positions on December 31, 1994 and joined The
Chicago Corporation (which later merged to become ABN AMRO
Incorporated) on April 1, 1995. Mr. Bunn serves on the
boards of various local and state business and civic
organizations.

HOMER J. HOLLAND
PRESIDENT OF HOLLAND PARTNERS, INC.                          [PHOTO]
CHICAGO, ILLINOIS
Director of CILCORP since 1994
Member of Compensation, Director Affairs and Strategic
Development Committees
      Mr. Holland was born at Madison, Wisconsin in 1941.
He is a 1963 graduate of the U.S. Military Academy and served in the U.S. Army from 1963 to 1971. He received
Masters of Science degrees in physics and electrical engineering from Massachusetts Institute of Technology in 1967 and a Doctor of Business Administration degree from George Washington University in 1972. Following military service, he was associated with the First National Bank of Chicago from 1971 to 1979, last serving as senior vice president. He was president of Exchange National Bank of Chicago from 1979 to 1983. Mr. Holland founded Holland
Partners, Inc. in 1983 and through this company acquired control of six Illinois savings banks and one Texas savings bank. He sold his banks in 1995 and 1996 and now concentrates on investments in financial services and real estate. He is a director of Lifeline Shelter Systems, Inc., Wisconsin Industrial Products Inc., The Liberty Hampshire
Company, LLC, First Financial Training Services and the
Institute for the International Education of Students.

KATHERINE E. SMITH
PRINCIPAL, SMITH PARTNERS, CHICAGO, ILLINOIS                 [PHOTO]
Director of CILCORP since 1985
Member of Audit and Director Affairs Committees
      Ms. Smith was born at Chicago, Illinois in 1940. She is a 1961 graduate of Oregon State University with a degree in family and consumer science. She began her business career with Southern California Gas Company, a division of Pacific Lighting Corporation, where she advanced through various positions related to customer services. She was formerly with The Great Atlantic & Pacific Tea Company,
Inc. from 1976 to 1982 as vice president, consumer affairs and marketing services, and prior to that was associated with The Pillsbury Company. From 1982 to 1994, Ms. Smith was vice president, consumer affairs, U. S. Grocery
Products Division of The Quaker Oats Company. In 1995 she became a Group Executive of Dairy Management Inc. and in 1998 formed Smith Partners which provides consulting services regarding strategic corporate and marketing communications. Ms. Smith is active in a number of professional and civic associations including the American
Association of Family & Consumer Science. In addition, she is a trustee of the Oregon State University Foundation.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Board of Directors has, among others, Audit, Compensation, Director Affairs and Strategic Development Committees.

      The Audit Committee is responsible for reviewing audits made by the Company's independent accountants, including the scope of the auditors' reports and reviewing such other matters, such as the effectiveness of internal controls, as the Committee may deem appropriate. The Audit Committee recommends to the Board of Directors the independent accounting firm which will be engaged to audit the Company's financial statements. The Committee also reviews the activities of the Company's internal auditors. Directors serving as members of the Committee are Messrs. Brazil, Bunn, Caulder and Ms. Smith. During 1998, the Committee held four meetings.

      The Compensation Committee considers and makes recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. Directors serving as members of the Committee are Messrs. Alexis, Caulder and Holland. During 1998, the Committee held four meetings.

      The Director Affairs Committee, in addition to monitoring governance policies of the Board, reviews and recommends to the Board of Directors nominees to serve on the Board. The Committee considers nominees brought to its attention by other members of the Board, by members of management and by shareholders. Shareholders may submit recommendations to the Committee with respect to nominees by writing to the Secretary of the Company. Under the Company's By-laws, written notice of any shareholder nomination of an individual for election as a director at the Annual Meeting must be received by the Secretary of the Company at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602, not later than sixty days prior to the first anniversary of the date of the last Annual Meeting of Shareholders and set forth the name, age, business and residential address, principal occupation, number of shares of common stock owned and such other information concerning the nominee as may be required by the federal securities laws in respect of an individual nominated as a director for whom proxies are solicited. (A copy of the Company's By-laws specifying the requirements for shareholder nominations will be furnished to any shareholder without charge upon written request to the Secretary.) Directors serving as members of the Committee are Ms. Smith and Messrs. Brazil, Holland and Yeomans. During 1998, the Committee held five meetings.

      The Strategic Development Committee was established in 1998 to explore strategic combinations with other companies and to recommend action by the Board of Directors which maximizes shareholder value. Directors serving as members of the Committee are: Messrs. Bunn, Holland, Viets and Yeomans. During 1998, the Committee held twelve meetings.

      During 1998, the Board of Directors held a total of eight meetings.

DIRECTORS' COMPENSATION

      No fees are paid to directors who are employees of the Company or its subsidiaries. Non-employee members of the Board receive a total annual retainer fee of $18,000 for serving on the Company's Board and on the Board of any of the Company's subsidiaries, prorated for less than a year's service. Non-employee directors also receive an attendance fee of $1,000 for attending meetings of the Board of Directors of the Company and an attendance fee of $1,000 for each meeting attended of committees of the Board. Directors also are reimbursed for their travel expenses for each Board or committee meeting attended.

                             EXECUTIVE COMPENSATION

      The following table sets forth the annual and long-term compensation earned for the years 1998, 1997 and 1996 for the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries who perform policy-making functions for the Company.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION      LONG-TERM
                                                                   COMPENSATION
                                           ---------------------  ---------------     ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR       SALARY    LTIP PAYOUTS(1)  COMPENSATION(2)
-----------------------------------------  ---------  ----------  ---------------  ----------------
Robert O. Viets                              1998     $  432,292    $   251,345       $   42,334
President and Chief Executive                1997        406,423         61,272           37,817
Officer of the Company                       1996        382,544         64,500           31,894

William M. Shay                              1998        217,458        203,651           29,856
Senior Vice President                        1997        207,737         66,467           26,844
of CILCO (3)                                 1996        194,398         81,981           22,948

James F. Vergon                              1998        210,002        197,664           18,506
Senior Vice President                        1997        207,738         65,616           16,831
of CILCO (4)                                 1996        194,564         86,542           14,634

Robert J. Sprowls                            1998        150,177        100,000            8,985
Vice President and Chief                     1997        135,916        126,428            8,369
Financial Officer of CILCO (5)               1996        121,913         40,725            5,678

J. Mark Elliott                              1998        277,497         15,000           19,593
Senior Vice President                        1997        232,269         82,400           18,511
of CILCO (6)                                 1996         30,288              0                0

(1) Amounts paid were paid pursuant to the Company's
    EVA-Registered Trademark--Based Incentive Compensation Plans and include Award Bank balances which were paid in full upon termination of the plan effective October 1, 1998. Awards for 1998 include: Mr. Viets

    $118,000 and $59,000 each to Mr. Shay, Mr. Vergon and Mr. Elliott. Repayment of a prior loan to his Award Bank eliminated a payment to Mr. Elliott.

(2) Amounts shown in this column for 1998 represent (a) employer contributions under the CILCO Employees' Savings Plan to Mr. Viets $4,800, Mr. Shay $4,800, Mr. Vergon $4,800, and under the QST Environmental Inc. Profit Sharing and Savings Plan, to Mr. Sprowls $4,936 and Mr. Elliott $4,593; (b) earnings on deferred compensation to Mr. Viets, Mr. Shay, Mr. Vergon and Mr. Sprowls.

(3) Mr. Shay served as Executive Vice President and Chief Legal Officer of the Company until his election as Senior Vice President of CILCO effective August 17, 1998.

(4) Mr. Vergon served as President and Chief Operating Officer of CILCO until his election as Senior Vice President of CILCO effective August 17, 1998.

(5) Mr. Sprowls served as Senior Vice President and Chief Financial Officer of QST Enterprises Inc. until his election as Vice President and Chief Financial Officer of CILCO effective August 17, 1998.

(6) Mr. Elliott was elected Senior Vice President of CILCO effective August 17, 1998. He also continues to serve as President of QST Enterprises Inc.

EVA-REGISTERED TRADEMARK---BASED INCENTIVE COMPENSATION PLAN

      Effective October 1, 1998, the Board of Directors of the Company terminated the EVA-Registered Trademark- - based Incentive Compensation Plan the ("EVA-Registered Trademark- Plan") for all participants. Award balances accumulated in prior years were distributed to all terminating participants as set forth in the foregoing Summary Compensation Table. Incentive compensation was awarded in 1998 in accordance with the EVA-Registered Trademark- Plan. The purpose of the EVA-Registered Trademark- Plan was to provide an incentive to eligible officers and senior managers to increase and maintain shareholder value by rewarding the achievement of these objectives. EVA-Registered Trademark- is a measure of profitability that is based on the difference between the return earned on the capital invested in an enterprise and the cost of that capital. This difference can be either positive or negative and results in an addition to or a deduction from award balances accumulated from prior years. Each year, one third of the net balance accumulated was paid to the participant. That portion of the incentive compensation which has been deferred is "at risk" since a negative EVA-Registered Trademark- in a subsequent year may eliminate previously accumulated balances. The calculation of the award pool was based, in part, on a fixed percentage of the improvement in EVA-Registered Trademark- from the prior year and, in part, on a fixed percentage of the average of EVA-Registered Trademark- contributed over a three-year period. These percentages, which did not change from year to year, were determined when the EVA-Registered Trademark-Plan was originally established and were designed, using historical financial data, to create an award pool of sufficient size to achieve the Plan objectives and are used only for that purpose. Annually, at the outset of each plan year, the Compensation Committee determined the portion of the award pool to be allocated to each participant, including the executive officers, based on that individual's job responsibilities and the Committee's evaluation of the effect which that individual's performance is expected to have on the size of the award pool. A portion of the award pool was allocated, at the Committee's discretion, at the conclusion of each plan year. Discretionary awards were determined on the basis of the CEO's recommendation and the compensation policies established by the Committee. Both the non-discretionary and discretionary portions of an award were added to each participant's account balance, one third of which was paid and the remainder of which remained at risk in the account balance.

EXECUTIVE EMPLOYMENT AGREEMENTS AND
MANAGEMENT CONTINUITY AGREEMENTS

      In 1998, the Company, with the approval of the Board of Directors, extended for a period of one (1) year the employment agreements with Messrs. Viets and Shay, and the employment agreements between QST Enterprises and Mr. Elliott and between CILCO and Mr. Vergon were similarly extended for one (1) year. The term of each agreement is for a period of three years unless a notice of termination or an event of termination (resignation following a reduction in compensation or change of the officer's principal place of employment) occurs, in which event the compensation and benefit payments under the agreement will terminate three years following termination of employment. During the period following such termination of employment, each officer is entitled to compensation consisting of annual base salary, continued participation in certain employee benefit plans, and a single payment in a sum equal to the officer's last three annual incentive awards. Following termination, the officer may not compete for a period of one year with the Company and is obliged to make reasonable efforts to obtain other comparable employment. The Agreements also provide additional payments to the officer in an amount equal to any excise tax imposed by the Internal Revenue Code. Salary and benefit payments do not continue in the event employment is terminated for cause or as a result of death or disability.

      The Company, with the approval of the Board of Directors, has also entered into a management continuity agreement with Mr. Sprowls. The agreement provides that, in the event of a change in control of the Company and a subsequent termination of employment, the Company, or its successor, is obligated to pay termination benefits for a period of up to two years. Termination benefits include the continuation of salary, incentive compensation and certain employee benefits. Compensation and benefits are payable if termination of employment occurs within two years following a change in control and termination must be involuntary or due to material changes in the terms of employment.

SHAREHOLDER RETURN INCENTIVE COMPENSATION PLAN

      The purposes of the Shareholder Return Incentive Compensation Plan are to promote growth in the value of the Company's common stock, to attract and retain executives of outstanding ability, to encourage teamwork among the executives of the Company and its subsidiaries, and to reward performance based on the successful achievement of pre-established corporate financial goals. Participants under this Plan are eligible key employees of the Company or its subsidiaries, who, due to the nature and scope of their positions, regularly and directly make or influence policy decisions which impact the overall long-term results or success of the Company. Performance share grants are made by a committee of the Board (comprised of disinterested directors) which has discretion to establish the performance periods, the number of performance shares granted and the threshold price above which performance share grants may be exercised. Performance shares are exercisable by participants at such times as the market price of the Company's common stock exceeds the threshold price. The number of performance shares granted determines the number of shares of common stock which may be awarded. Any exercise of performance shares which would result in an award in excess of the number of shares of common stock available under the Plan is paid as a separate cash bonus based on the market price of the excess shares. With the exception of Mr. Sprowls, the executive officers listed in the Summary Compensation Table received performance share grants under this Plan in 1997 as set forth in the table below. This represents 100% of the performance shares granted in 1997. No performance share grants were made in 1998.

                 LONG TERM INCENTIVE PLANS--AWARDS IN 1997 (1)

                        NUMBER OF       PERFORMANCE OR
                      SHARES, UNITS   OTHER PERIOD UNTIL             ESTIMATED FUTURE PAYOUTS
                     OR OTHER RIGHTS    MATURATION OR     -----------------------------------------------
       NAME                (2)              PAYOUT           THRESHOLD(3)       TARGET(4)    MAXIMUM(5)
-------------------  ---------------  ------------------  -------------------  -----------  -------------
R. O. Viets               190,000           1997-1999                  0           41,304        67,858
J. M. Elliott              42,000           1997-1999                  0            9,130        15,000
W. M. Shay                 59,000           1997-1999                  0           12,826        21,071
J. F. Vergon               59,000           1997-1999                  0           12,826        21,071

-------

(1) Amounts listed pertain to the Company's Shareholder Return Incentive Compensation Plan.

(2) Amounts listed are the number of performance shares allocated in 1997.

(3) Represents minimum amount received if market price of Company stock does not exceed $36 per share.

(4) Amounts listed are the number of shares of common stock of the Company received upon exercise of all performance shares if the market price is $46.00 per share.

(5) Amounts listed are the number of shares of common stock of the Company received upon exercise of all performance shares if the market price is $56.00 per share. A market price in excess of $56 per share would result in the payment of a cash bonus based on the amount of such excess and the number of performance shares held.

CERTAIN PLANS

    CILCO BENEFIT REPLACEMENT PLAN. The CILCO Board of Directors has established a Benefit Replacement Plan (the "Benefit Replacement Plan"). The Benefit Replacement Plan provides for payments to participants from CILCO's general funds to restore the retirement benefit under the CILCO non-contributory Pension Plan for Management, Office and Technical Employees (the "Pension Plan"), when such benefit is restricted by (1) the maximum defined benefit limitation of Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) the indexed compensation limitation of Section 401(a)(17) of the Code, and (3) participation in certain deferred compensation plans. The Benefit Replacement Plan generally covers all Pension Plan participants affected by these restrictions and provides for payment at the times and in the forms of the Pension Plan.

    CILCO PENSION PLAN. Pension benefits are provided to Company employees through CILCO's Pension Plan. Directors who are not employees do not participate in this Plan. Pension benefits are determined using a formula based on years of service and highest average rate of monthly earnings for any sixty consecutive month period. The normal retirement date specified in the Pension Plan is age 65. Retirement between the ages of 55 and 62 results in an appropriate reduction in pension benefits.

      The following table shows the aggregate annual benefits payable on a straight life annuity basis upon retirement at normal retirement age under the Pension Plan and under the Benefit Replacement Plan discussed above. The amounts shown are not subject to any deduction for Social Security benefits or other offset amounts other than that for an optional survivorship provision.

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ----------------------------------------------------------
REMUNERATION    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-------------  ----------  ----------  ----------  ----------  ----------
  $200,000         42,750      57,000      71,250      85,500      99,750
   225,000         48,096      64,128      80,160      96,192     112,224
   250,000         53,442      71,250      89,064     106,878     124,692
   300,000         64,128      85,500     106,878     128,250     149,628
   350,000         74,814      99,750     124,692     149,628     174,564
   400,000         85,500     114,000     142,500     171,000     199,500
   500,000        106,878     142,500     178,128     213,715     249,378

      The sum of annual and long-term compensation shown for the executive officers listed in the above Summary Compensation Table is substantially compensation as covered by the Pension Plan and the Benefit Replacement Plan. At January 1, 1999, the credited years of service under the Pension Plan for such officers are as follows: R. O. Viets--25 years, J.M. Elliott--less than one year, W. M. Shay--16 years, J. F. Vergon-- 27 years and R. J. Sprowls--17 years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      BACKGROUND AND POLICIES. The Compensation Committee of the Board of Directors (the "Committee") is comprised of three non-employee members of the Board. The Committee considers and makes recommendations to the Board with respect to the compensation of the executive officers (the president and vice presidents) of the Company. The Committee's compensation policies with respect to the executive officers are as follows:

    1. Compensation levels should be established which are internally fair and equitable, bearing in mind (a) past practices, patterns and relationships, and (b) the relationship between officer level compensation and the compensation provided for top level managers throughout the Company.

    2. Compensation should be comparable and reasonable in relation to similar positions in other companies of like size, structure and purpose. A group of utility and utility holding companies of comparable size and nature was used for comparative purposes. This group includes consideration of nine holding companies (including eight companies with revenues under $1 billion) that had a utility as a major subsidiary and non-regulated businesses. The group differs from the group of companies identified for comparative stock performance purposes.

    3. Compensation of the executive officers should be directly related to the economic value created for the Company's shareholders.

    4. A compensation program should be designed to attract and retain superior management.

      EXECUTIVE OFFICER COMPENSATION PROGRAM. The Company's current executive officer compensation program is comprised of two major components: base salary and incentive compensation. Base salary levels for the Company's executive officers are set by the Committee relative to other utility and utility holding companies of similar size. In addition, the Committee also considers the individual officer's experience and performance. Salaries of the executive officers are reviewed each year by the Committee and may be adjusted based on the individual's contribution to the Company's performance, as well as competitive pay levels.

      The Company has not yet developed a policy with respect to qualifying certain performance-based compensation paid to its named executive officers under the EVA Plan and the Shareholder Return Plan for corporate deductibility under Section 162(m) of the Internal Revenue Code. The total compensation paid to each of these officers in 1998 was significantly below the $1,000,000 deductibility cap specified in Section 162(m). If and when it is anticipated that the total compensation paid to any of these named executive officers will reach this limit, the Company will establish such a policy.

      PRESIDENT'S COMPENSATION. All outside directors of the Company are engaged annually in a review of the president and chief executive officer's performance prior to approving his compensation. The Compensation Committee of the Board reviews such evaluations and makes a recommendation to the full Board regarding compensation for the ensuing year.

      Upon the Committee's recommendation, Mr. Viets was awarded a salary of $440,000 commencing April 1, 1998, representing an increase of 7.3% over his prior salary level. The Committee based its decision on studies which indicated that Mr. Viets' base salary was similar to the base salary compensation of the chief executive officers at comparable companies. The Committee considered the achievement of the Company's objectives in the preceding year. It recognized Mr. Viets' vision for the direction of the utility industry, preparation of the Company for operating in a competitive marketplace, and his leadership regarding the passage of legislation which restructured the electric utility industry in Illinois. The Committee's evaluation also focused on management of the ongoing operations of the Company and its subsidiaries, as well as the effectiveness of communications with all relevant constituencies. Mr. Viets also received an award of $118,000 pertaining to the Company's EVA-Registered Trademark--Based Incentive Compensation Plan.

                                      Compensation Committee

                                          Homer J. Holland, CHAIRPERSON

                                          Marcus Alexis

                                          Jerry D. Caulder

COMPARATIVE STOCK PERFORMANCE

      The graph below compares the yearly percentage change in the cumulative total shareholder return on the common stock of the Company during the five years ended December 31, 1998 with the cumulative total return on the S&P 500 Index and the S&P Utility Index over the same period. The S&P Utility Index includes gas pipeline and telecommunications companies in addition to electric and combination gas and electric companies. The comparison assumes $100 was invested on December 31, 1993 in the Company's common stock and in each of the foregoing indices, and assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CILCORP INC.     S&P 500    S&P UTILITIES
1993               $100.00    $100.00           $100.00
1994                $92.61    $101.32            $92.06
1995               $130.43    $139.40           $130.74
1996               $119.67    $171.40           $134.82
1997               $169.75    $228.59           $168.06
1998               $223.28    $293.91           $192.88

2.  OTHER MATTERS

      The Board has no knowledge of any business to be presented for consideration at the Annual Meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      A report on Form 4 by Mr. Holland regarding his purchase of 500 shares of the Company's common stock on May 18, 1998 was inadvertently not filed within the required time period. A report regarding this purchase has been filed with The Securities and Exchange Commission. The reports on Form 5 by Ms. Smith for 1996 and 1997 inadvertently failed to include the purchase of the Company's common stock via the reinvestment of dividends in March, June, September and December of each year. These purchases were made with dividends received on the Company's common stock owned by Ms. Smith through a broker. The dividends were automatically applied to the purchase of common stock when and as the dividends were received. Ms. Smith's report on Form 5 for 1998 includes each of the aforementioned purchases.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company for 1999. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders to be presented at the April 25, 2000, Annual Meeting must be received not later than November 8, 1999, if they are to be included in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals received after that date but before January 21, 2000, will not be included in the Company's proxy statement and form of proxy relating to the meeting, and shareholder proposals received after January 21, 2000, will be considered untimely under the rules of the Securities and Exchange Commission governing discretionary voting on matters not covered in a proxy statement. Proposals should be sent to the Secretary, CILCORP Inc., 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602.

                                      By Order of the Board of Directors,

                                              [SIGNATURE]

                                      John G. Sahn
                                      Vice President, Secretary and
                                      Treasurer

May 21, 1999

EVA-Registered Trademark- is a registered trademark of Stern Stewart & Co

                                [LOGO]

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints R.O. Viets and J.G. Sahn, and each of them, attorneys and proxies with power of substitution to each, with authority to vote all shares which the undersigned would be entitled to vote if personally present at the 1999 annual meeting of shareholders of CILCORP. Inc., or at any adjournment thereof, upon the item set forth in the notice of meeting and proxy statement relating thereto and, in their discretion, upon any other matter which may properly come before the meeting. The shares represented hereby will be voted as directed on the reverse of this card.

    IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ITEM 1.
           (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

PROXY.

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHOULD SIGN. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, CORPORATE OFFICER OR OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.


TEAR OFF THIS PORTION

------------------------------------------------------------------------------


DATE: __________________________________________________________________, 1999


______________________________________________________________________________
SIGNATURE/S


______________________________________________________________________________


1.   ELECTION OF DIRECTORS

/ /  FOR all nominees listed below (except as marked to the contrary below).

/ /  WITHHOLD AUTHORITY to vote for all nominees listed below.


Nominees: J.R. Brazil, J.D. Caulder and M.M. Yeomans


INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.


______________________________________________________________________________


------------------------------------------------------------------------------


NO POSTAGE REQUIRED IF RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.


REMOVE PROXY AT PERFORATION AND RETURN IN ENCLOSED BUSINESS REPLY ENVELOPE.